Filed pursuant to 424(b)(3)
Registration No. 333-133116

SUPPLEMENT NO. 5
DATED FEBRUARY 23, 2007
TO THE PROSPECTUS DATED OCTOBER 6, 2006
OF BEHRINGER HARVARD REIT I, INC.

This Supplement No. 5 supplements, and should be read in conjunction with, the prospectus of Behringer Harvard REIT I, Inc. dated October 6, 2006, as previously supplemented by Supplement No. 1 dated November 1, 2006, Supplement No. 2 dated November 15, 2006, Supplement No. 3 dated November 30, 2006 and Supplement No. 4 dated December 22, 2006.  Unless otherwise defined in this Supplement No. 5, capitalized terms used have the same meanings as set forth in the prospectus.

Status of the Offering

We commenced our third public offering of common stock on October 20, 2006. Through February 2, 2007, we have accepted investors’ subscriptions to this offering and issued approximately 24.4 million shares of our common stock resulting in aggregate gross proceeds of approximately $166.1 million.

On February 12, 2007, the Pennsylvania Securities Commission, referred to herein as the “Commission,” cleared us to offer and sell shares in this third offering in Pennsylvania.  Like our first two offerings, our current offering is now cleared in all of the “blue sky” jurisdictions. As a condition for clearing this latest offering, the Commission required us to undertake to, among other things, seek stockholder approval to amend Section 12.2 and Section 15.1 of our charter.

Section 12.2 currently states that a director or officer will not be liable to the company or our stockholders for money damages to the extent permitted by Maryland law.  As proposed to be amended, Section 12.2 would make clear that we may not hold our directors and officers harmless from losses or liabilities suffered by the company unless: (1) the director or officer has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests; (2) the director or officer was acting on our behalf or performing services on our part; (3) the liability or loss was not the result of negligence or misconduct by the director or officer, except that in the event the director is or was an independent director, the liability or loss was not the result of gross negligence or willful misconduct by the independent director; and (4) the agreement to hold harmless is recoverable only out of our net assets and not from our stockholders.  If a director or officer fails to satisfy these conditions, we may not hold that person harmless.

The Commission also required us to seek stockholder approval to amend Section 15.1 of our charter to provide that in cases of conflict between the NASAA REIT Guidelines (referred to herein as the “Guidelines”) and the Maryland General Corporation Law, as amended (referred to herein as the “MGCL”), as determined by our board in its discretion, the Guidelines will control except where the MGCL provisions are mandatory.  In connection with this amendment, we also will seek stockholder approval to amend Article IV of our charter to change the current definition of the Guidelines.

Finally, the Commission required that we seek stockholder approval of an amendment to Section 7.1 of our charter to delete the final sentence of this section, which states that the enumeration of specific powers granted to our board will not be restricted or will not limit the powers granted by the laws of Maryland.

Our board has adopted resolutions authorizing the amendments. We will submit the amendments to our stockholders for a vote at our next annual meeting.  Pending approval of the charter amendments, we have entered into an agreement with each of our directors and executive officers pursuant to which our directors will apply the provisions of Sections 12.2 and 15.1 as though the amendments have been adopted as a matter of contract.  Similarly, our officers have agreed that they may only be held harmless to the extent provided by the proposed amendment to Section 12.2.  If the amendments are not adopted, each agreement will remain in effect until our shares of common stock are listed on an exchange.

Additional information regarding these amendments, as well as other conforming amendments to our charter, will be included in our proxy statement for our 2007 annual meeting of stockholders. We will distribute that proxy statement to our stockholders in advance of the meeting in accordance with our bylaws and applicable law. A copy of the proxy statement also will be available on the SEC’s website at www.sec.gov. We urge our stockholders to carefully read that proxy statement when it becomes available.

Prospectus Summary

Conflicts of Interest

The chart contained in the “Prospectus Summary — Conflicts of Interest” section on page 7 of our prospectus is superseded in its entirety as follows:

The following chart shows the ownership structure of the various Behringer Harvard entities that are affiliated with Behringer Advisors.

(1)           Robert M. Behringer, our Chief Executive Officer, Chief Investment Officer and Chairman of the Board, controlled the disposition of approximately 40% of the outstanding limited liability company interests and the voting of 85% of the outstanding limited liability company interests of Behringer Harvard Holdings as of December 31, 2006.

(2)           Behringer Harvard Holdings currently owns 22,000 of our issued and outstanding shares.  The remaining approximately 121.5 million issued and outstanding shares are held by approximately 30,367 stockholders of record as of December 31, 2006.

(3)           Behringer Harvard Holdings owns 100.0% of the limited liability company interests of Behringer Harvard Partners, LLC.

(4)           Behringer Harvard Partners is the 99.9% owner and the sole limited partner of each of Behringer Advisors, Behringer Securities LP, our dealer manager, and HPT Management Services LP, our affiliated property management company.  Harvard Property Trust, LLC, a wholly-owned subsidiary of Behringer Harvard Holdings, is the owner of the remaining 0.1% and the sole general partner of each of Behringer Advisors and Behringer Securities.  IMS, LLC, another wholly-owned subsidiary of Behringer Harvard Holdings, is the owner of the remaining 0.1% interest and the sole general partner of HPT Management.  Behringer Advisors owns 1,000 shares of our convertible stock, which is convertible into shares of our common stock in certain circumstances.

(5)           We own 100% of the shares of BHR, Inc.

(6)           We own 100% of the interests of BHR Business Trust.

(7)           We own 100% of the limited liability company interests of BHR Partners, LLC.

(8)           As of January 1, 2007, BHR, Inc. was the sole general partner and owner of 17 general partnership units in Behringer Harvard Operating Partnership I LP, our operating partnership.  As of January 1, 2007, BHR Business Trust was a limited partner and owner of approximately 107.0 million partnership units in Behringer Harvard OP.  As of January 1, 2007, BHR Partners, LLC was a limited partner and owner of approximately 14.6 million partnership units in Behringer Harvard OP.  Minority interest not owned by us consists of 432,586 partnership units in Behringer Harvard OP.

Behringer Harvard OP

The “Prospectus Summary — Behringer Harvard OP” section on page 13 of our prospectus and all similar discussions throughout the prospectus are superseded in their entirety as follows:

We currently own all of our investments through Behringer Harvard Operating Partnership I LP (referred to herein as “Behringer Harvard OP”) or subsidiaries thereof, or other operating partnerships.  We may, however, own investments directly or through entities other than Behringer Harvard OP if limited partners that are not affiliated with us and who hold more than 50% of the partnership units held by all limited partners not affiliated with us approve the ownership of the investment by us through another entity.  As of January 1, 2007, our wholly-owned subsidiary, BHR, Inc., a Delaware corporation, was the sole general partner of Behringer Harvard OP and owned 17 partnership units of Behringer Harvard OP for which its predecessor in interest contributed $170.  As of January 1, 2007, our wholly-owned subsidiary, BHR Business Trust, a Maryland business trust, was a limited partner of Behringer Harvard OP and owned approximately 107.0 million partnership units of Behringer Harvard OP for which its predecessor in interest contributed approximately $1.0 billion.  As of January 1, 2007, our wholly-owned subsidiary, BHR Partners, LLC, a Delaware limited liability company, was a limited partner of Behringer Harvard OP and owned approximately 14.6 million partnership units of Behringer Harvard OP for which its predecessor in interest contributed approximately $138.9 million.  Minority interest not owned by us consists of 432,586 partnership units in Behringer Harvard OP.  Our ownership of real estate investments through Behringer Harvard OP is referred to as an “UPREIT.”  The UPREIT structure allows us to acquire real estate investments in exchange for limited partnership units in Behringer Harvard OP.  For example, this structure also allows sellers of properties to transfer their properties to Behringer Harvard OP in exchange for units of Behringer Harvard OP and defer gain recognition for tax purposes on the transfer of properties.

Distribution Policy

The following information describes the declaration of distributions by our board and should be read in conjunction with the “Prospectus Summary — Distribution Policy” section on page 5 of our prospectus, the “Description of Shares — Distributions” section beginning on page 200 of our prospectus and all similar discussions appearing throughout the prospectus:

On December 20, 2006, our board of directors declared distributions payable to the stockholders of record each day during the months of January, February and March 2007.  The declared distributions equal a daily amount of $.0019178 per share of common stock, which is equivalent to an annual distribution rate of seven percent (7.0%) assuming the share was purchased for $10.00.  A portion of each distribution is expected to constitute return of capital for tax purposes.  Distributions payable to each stockholder of record during a month will be paid in cash on or before the 16th day of the following month.

Questions and Answers About This Offering

The chart contained in the answer to the question “What have your distribution payments been since you began operations on October 1, 2003?”, which appears on page 26 of our prospectus, is superseded in its entirety as follows:

Quarter	Approximate Amount (Rounded)	Annualized Percentage Return Assuming $10.00 Per share Purchase Price*
4th Qtr. 2003	$0.1764376 per share	7%
Fiscal Year 2004	$0.6999970 per share	7%
Fiscal Year 2005	$0.6999970 per share	7%
Fiscal Year 2006	$0.6999970 per share	7%
1st Qtr. 2007	$0.1726020 per share	7%

* Your average weighted share price may be lower than $10.00 per share, and your individual percentage return may be greater than 7%, as a result of shares purchased through our distribution reinvestment plan at less than $10.00 per share or acquired in connection with our 10% stock distribution.

Management

The Advisory Agreement

The following information supplements the discussion contained in the “Management — The Advisory Agreement” section beginning on page 77 of our prospectus and all similar discussions appearing throughout the prospectus:

On December 29, 2006, we entered into the Fifth Amended and Restated Advisory Management Agreement with Behringer Advisors LP.  The Fifth Amended and Restated Advisory Management Agreement was revised to clarify the characteristics of payments to Behringer Advisors LP under the agreement.  In all material respects, the terms of the agreement remain unchanged.

Property Manager

The following information supplements the discussion contained in the “Management — Property Manager” section beginning on page 79 of our prospectus and all similar discussions appearing throughout the prospectus:

On December 29, 2006, we entered into the Fourth Amended and Restated Property Management and Leasing Agreement with Behringer Harvard OP and HPT Management.  The Fourth Amended and Restated Property Management and Leasing Agreement was revised to clarify the characteristics of payments to HPT Management under the agreement.  In all material respects, the terms of the agreement remain unchanged.

The Operating Partnership Agreement

Capital Contributions

The “The Operating Partnership Agreement — Capital Contributions” section on page 212 of our prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

As we accept subscriptions for shares, we will transfer substantially all of the net proceeds of the offering to BHR, Inc., BHR Business Trust and BHR Partners, LLC who, in turn, make capital contributions equal to the net proceeds to Behringer Harvard OP; however, BHR, Inc., BHR Business Trust and BHR Partners, LLC will be deemed to have made capital contributions equal to our gross offering proceeds received from investors.  Behringer Harvard OP will be deemed to have simultaneously paid the selling commissions and other costs associated with our offering.  If Behringer Harvard OP requires additional funds at any time in excess of capital contributions made by BHR, Inc., BHR Business Trust or BHR Partners, LLC or from borrowings, we or any other affiliate of the general partner of Behringer Harvard OP may borrow funds from a financial institution or other lender and lend such funds to Behringer Harvard OP.  In addition, the general partner of Behringer Harvard OP is authorized to cause Behringer Harvard OP to issue partnership interests for less than fair market value if the general partner concludes in good faith that the issuance is in the best interests of us and Behringer Harvard OP.

Operations

The second paragraph in the “The Operating Partnership Agreement — Operations” section on page 213 of our prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

The partnership agreement provides that Behringer Harvard OP will distribute cash flow from operations on at least a quarterly basis to BHR, Inc. as the general partner to enable us, as the owner of all of the shares of BHR, Inc., to make distributions to our stockholders in compliance with our obligations as a REIT.  Any remaining cash flow from operations will be distributed to the limited partners of Behringer Harvard OP in accordance with their relative percentage interests in amounts determined by the general partner of Behringer Harvard OP, such that a holder of one unit of limited partnership interest in Behringer Harvard OP will receive the same amount of annual cash flow distributions from Behringer Harvard OP as the amount of annual distributions paid to the holder of one of our shares of common stock.

The third paragraph in the “The Operating Partnership Agreement — Operations” section on page 213 of our prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

Similarly, the partnership agreement of Behringer Harvard OP provides that taxable income is generally allocated to the limited partners of Behringer Harvard OP in accordance with their relative percentage interests such that a holder of one unit of limited partnership interest in Behringer Harvard OP will be allocated taxable income for each taxable year in an amount equal to the amount of taxable income to be recognized by a holder of one of our shares, subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and corresponding Treasury Regulations.  Losses, if any, will generally be allocated among the partners in accordance with their respective percentage interests in Behringer Harvard OP.  BHR, Inc. is authorized to allocate income or loss to permit Behringer Harvard OP to avoid the characterization of operating income allocable to tax-exempt partners as “unrelated business taxable income,” as defined in the Internal Revenue Code.

The fourth paragraph in the “The Operating Partnership Agreement — Operations” section on page 213 of our prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

Upon the liquidation of Behringer Harvard OP, after payment of debts and obligations, any remaining assets of Behringer Harvard OP will be distributed to partners with positive capital accounts in accordance with their respective positive capital account balances.  In addition, under Texas law, if BHR, Inc., BHR Business Trust, or BHR Partners, LLC were to have a negative balance in their capital account following a liquidation, then the general partner of Behringer Harvard OP would be obligated to contribute cash to Behringer Harvard OP equal to such negative balance for distribution to other partners, if any, having positive balances in such capital accounts.

Exchange Rights

The first paragraph in the “The Operating Partnership Agreement — Exchange Rights” section on page 213 of our prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

The limited partners of Behringer Harvard OP, including BHR Business Trust and BHR Partners, LLC, have the right to cause their limited partnership units to be redeemed by Behringer Harvard OP or purchased by us for cash.  In either event, the cash amount to be paid will be equal to the cash value of the number of our shares that would be issuable if the limited partnership units were exchanged for our shares on a one-for-one basis.  Alternatively, we may elect to purchase the limited partnership units by issuing one share of our common stock for each limited partnership unit exchanged.  As of January 1, 2007, there were approximately 122.0 million limited partnership units outstanding.  These exchange rights may not be exercised, however, if and to the extent that the delivery of shares upon exercise would (1) result in any person owning shares in excess of our ownership limits, (2) result in shares being owned by fewer than 100 persons, (3) cause us to be “closely held” within the meaning of Section 856(h) of the Internal Revenue Code, (4) cause us to own 10% or more of the ownership interests in a tenant within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code, or (5) cause the acquisition of shares by a redeemed limited partner to be “integrated” with any other distribution of our shares for purposes of complying with the Securities Act.

Transferability of Interests

The “The Operating Partnership Agreement — Transferability of Interests” section on page 214 of our prospectus and all similar discussions appearing throughout the prospectus are superseded in their entirety as follows:

The general partner of Behringer Harvard OP may not (1) voluntarily withdraw as the general partner of Behringer Harvard OP, (2) engage in any merger, consolidation or other business combination that results in a change of control of the general partner, or (3) transfer its general partnership interest in Behringer Harvard OP (except to a wholly-owned subsidiary), and we may not transfer all or any portion of our interest in the general partner of Behringer Harvard OP, unless the transaction in which the withdrawal, business combination or transfer occurs results in the limited partners receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately prior to the transaction or unless, in the case of a merger or other business combination, the successor entity contributes substantially all of its assets to Behringer Harvard OP in return for an interest in Behringer Harvard OP and agrees to assume all obligations of the general partner of Behringer Harvard OP.  The general partner of Behringer Harvard OP may also enter into a merger, consolidation or other combination or sell substantially all of its assets, upon the receipt of the consent of a majority-in-interest of the limited partners of Behringer Harvard OP, other than BHR Partners, LLC, BHR Business Trust and other affiliates of Robert M. Behringer.  Likewise, we may enter into a merger, consolidation or other combination or sell substantially all of our assets upon the receipt of consent of a majority-in-interest of the limited partners of Behringer Harvard OP, other than BHR Partners, LLC, BHR Business Trust and other affiliates of Robert M. Behringer.  With certain exceptions, a limited partner may not transfer its interests in Behringer Harvard OP, in whole or in part, without the written consent of the general partner of Behringer Harvard OP.

Financial Statements

The following section supplements the financial statements contained in the prospectus under the heading “Index to Financial Statements,” which begins on page F-1 of the prospectus.

Bank of America Plaza-nine months ended September 30, 2006 and year ended December 31, 2005

Independent Auditors’ Report	F-1

Statements of Revenues and Certain Operating Expenses for the nine months ended September 30, 2006 (unaudited) and year ended December 31, 2005	F-2

Notes to the Statements of Revenues and Certain Operating Expenses for the nine months ended September 30, 2006 (unaudited) and year ended December 31, 2005	F-3

Three Parkway-nine months ended September 30, 2006 and year ended December 31, 2005

Independent Auditors’ Report	F-5

Statements of Revenues and Certain Operating Expenses for the nine months ended September 30, 2006 (unaudited) and for the year ended December 31, 2005	F-6

Notes to the Statements of Revenues and Certain Operating Expenses for the nine months ended September 30, 2006 (unaudited) and for the year ended December 31, 2005	F-7

Resurgens Plaza-nine months ended September 30, 2006 and year ended December 31, 2005

Independent Auditors’ Report	F-9

Statements of Revenues and Certain Operating Expenses for the nine months ended September 30, 2006 (unaudited) and year ended December 31, 2005	F-10

Notes to the Statements of Revenues and Certain Operating Expenses for the nine months ended September 30, 2006 (unaudited) and year ended December 31, 2005	F-11

Eldridge Place-nine months ended September 30, 2006 and year ended December 31, 2005

Independent Auditors’ Report	F-13

Statements of Revenues and Certain Operating Expenses for the nine months ended September 30, 2006 (unaudited) and for the year ended December 31, 2005	F-14

Notes to the Statements of Revenues and Certain Operating Expenses for the nine months ended September 30, 2006 (unaudited) and for the year ended December 31, 2005	F-15

Independent Auditors’ Report

To the Board of Directors and Stockholders of
Behringer Harvard REIT I, Inc.

We have audited the accompanying statement of revenues and certain operating expenses (the “Historical Summary”) of Bank of America Plaza, an office building located in Charlotte, North Carolina (the “Property”), for the year ended December 31, 2005.  This Historical Summary is the responsibility of the Property’s management.  Our responsibility is to express an opinion on the Historical Summary based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary.  We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summary was prepared for purposes of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in this Supplement to Form S-11 of Behringer Harvard REIT I, Inc.) as described in Note 1 to the Historical Summary and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the Historical Summary presents fairly, in all material respects, the revenue and certain operating expenses described in Note 1 to the Historical Summary of the Property for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Dallas, Texas
January 9, 2007

Bank of America Plaza
Statements of Revenues and Certain Operating Expenses
For the Nine Months Ended September 30, 2006 (Unaudited) and
For the Year Ended December 31, 2005
(in thousands)

	Nine Months
	Ended	Year Ended
	September 30,	December 31,
	2006	2005
	(unaudited)
Revenues:
Rental revenue	$12,309	$12,572
Tenant reimbursement income	4,665	6,363
Total revenues	16,974	18,935

Certain operating expenses:
Property operating expenses	3,759	5,040
Real estate taxes	972	1,274
Property management fees	455	622
General and administrative expenses	436	414
Total certain operating expenses	5,622	7,350
Revenues in excess of certain operating expenses	$11,352	$11,585

See accompanying notes to statement of revenues and certain operating expenses.

Bank of America Plaza
Notes to the Statements of Revenues and Certain Operating Expenses
For the Nine Months Ended September 30, 2006 (Unaudited) and
For the Year Ended December 31, 2005

1.                          Basis of Presentation

On October 26, 2006, Behringer Harvard REIT I, Inc. (the “Company”) acquired a 40-story office building with a three-level underground parking garage containing approximately 887,000 rentable square feet (unaudited) in Charlotte, North Carolina  (“Bank of America Plaza”).

The statements of revenues and certain operating expenses (the “Historical Summary”) have been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations to be included with certain filings with the SEC. The Historical Summary includes the historical revenues and certain operating expenses of Bank of America Plaza, exclusive of interest income and interest expense, early termination fees, asset management fees, and depreciation and amortization, which may not be comparable to the proposed future operations of Bank of America Plaza.

The statement of revenues and certain operating expenses and notes thereto for the nine months ended September 30, 2006 included in this report are unaudited. In the opinion of the Company’s management, all adjustments necessary for a fair presentation of such statement of revenues and certain operating expenses have been included. Such adjustments consisted of normal recurring items. Interim results are not necessarily indicative of results for a full year.

2.                          Principles of Reporting and Use of Estimates

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenue and certain operating expenses during the reporting period.  Actual results may differ from those estimates.

3.                          Significant Accounting Policies

Revenue Recognition

Bank of America Plaza’s operations consist of rental income earned from its tenants under lease agreements which generally provide for minimum rent payments.  All leases have been accounted for as operating leases.  Rental income is recognized by amortizing the aggregate lease payments on the straight-line basis over the entire terms of the leases, including the effect of any rent holidays, which amounted to an increase in rental income of approximately $3.7 million for the nine months ended September 30, 2006 (unaudited) and approximately $0.2 million for the year ended December 31, 2005.  Reimbursement income consists of recovery of certain basic operating costs over an established base amount.  Recoveries are recognized as revenue in the period the applicable costs are incurred.

4.                          Leases

The aggregate annual minimum future rental income on the non-cancelable operating leases held in effect as of December 31, 2005 for the next five years are as follows (in thousands):

Year Ending December 31:
2006	$11,334
2007	11,232
2008	10,550
2009	12,690
2010	13,644

Minimum future rental income represents the base rent required to be paid under the terms of the leases exclusive of charges for contingent rents, electrical services, real estate taxes, and operating cost escalations.  There were approximately $40,000 of contingent rents for the year ended December 31, 2005 and the nine months ended September 30, 2006.

5.                          Concentrations

The following presents rental income (base rent) from tenants who individually represented more than 10% of Bank of America Plaza’s rental income for the year ended December 31, 2005 (in thousands):

Bank of America, N.A.	$7,420
Alston & Bird LLP	1,999

6.                          Commitments

Bank of America Plaza leases certain office equipment under non-cancelable operating leases.  The following represents future minimum rental payments of these non-cancelable operating leases at December 31, 2005:

Year ending	Amount
2006	$10,595
2007	8,919
2008	3,888
2009	2,592
Thereafter	—
$25,994

Bank of America Plaza leases an off-site parking garage under two ground leases.  Future minimum lease payments for the ground leases at December 31, 2005 are as follows:

Year ending	Amount
2006	$209,208
2007	237,780
2008	237,780
2009	226,393
2010	226,393
Thereafter	226,393
$1,363,947

*****

Independent Auditors’ Report

To the Board of Directors and Stockholders of
Behringer Harvard REIT I, Inc.

We have audited the accompanying statement of revenues and certain operating expenses (the “Historical Summary”) of Three Parkway, an office building located in Philadelphia, Pennsylvania (the “Property”), for the year ended December 31, 2005.  This Historical Summary is the responsibility of the Property’s management.  Our responsibility is to express an opinion on the Historical Summary based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary.  We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summary was prepared for purposes of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in this Supplement to Form S-11 of Behringer Harvard REIT I, Inc.) as described in Note 1 to the Historical Summary and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the Historical Summary presents fairly, in all material respects, the revenue and certain operating expenses described in Note 1 to the Historical Summary of the Property for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Dallas, Texas
January 9, 2007

Three Parkway

Statements of Revenues and Certain Operating Expenses

For the Nine Months Ended September 30, 2006 (Unaudited) and

For the Year Ended December 31, 2005

(in thousands)

	Nine Months
	Ended September 30,	Year Ended December 31,
	2006	2005
	(unaudited)
Revenues:
Rental revenue	$7,357	$9,748
Tenant reimbursement income	1,181	872

Total revenues	8,538	10,620

Certain operating expenses:
Property operating expenses	2,645	3,087
Real estate taxes	954	1,047
General and administrative expenses	448	439
Property management fees	101	98

Total certain operating expenses	4,148	4,671

Revenues in excess of certain operating expenses	$4,390	$5,949

See accompanying notes to statement of revenues and certain operating expenses.

Three Parkway

Notes to the Statements of Revenues and Certain Operating Expenses

For the Nine Months Ended September 30, 2006 (Unaudited) and

For the Year Ended December 31, 2005

1.                              Basis of Presentation

On October 30, 2006, Behringer Harvard REIT I, Inc. (the “Company”) acquired a 20-story office building containing approximately 561,000 rentable square feet (unaudited) in Philadelphia, Pennsylvania  (“Three Parkway”).

The statements of revenues and certain operating expenses (the “Historical Summary”) has been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations to be included with certain filings with the SEC. The Historical Summary includes the historical revenues and certain operating expenses of Three Parkway, exclusive of interest income and interest expense, early termination fees, asset management fees, and depreciation and amortization, which may not be comparable to the proposed future operations of Three Parkway.

The statement of revenues and certain operating expenses and notes thereto for the nine months ended September 30, 2006 included in this report are unaudited. In the opinion of the Company’s management, all adjustments necessary for a fair presentation of such statement of revenues and certain operating expenses have been included. Such adjustments consisted of normal recurring items. Interim results are not necessarily indicative of results for a full year.

2.                              Principles of Reporting and Use of Estimates

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenue and certain operating expenses during the reporting period.  Actual results may differ from those estimates.

3.                              Significant Accounting Policies

Revenue Recognition

Three Parkway’s operations consist of rental income earned from its tenants under lease agreements which generally provide for minimum rent payments.  All leases have been accounted for as operating leases.  Rental income is recognized by amortizing the aggregate lease payments on the straight-line basis over the entire terms of the leases, including the effect of any rent holidays, which amounted to an increase in rental income of approximately $1.9 million for the nine months ended September 30, 2006 (unaudited) and approximately $4.0 million for the year ended December 31, 2005.  Reimbursement income consists of recovery of certain basic operating costs over an established base amount.  Recoveries are recognized as revenue in the period the applicable costs are incurred.

4.                              Leases

The aggregate annual minimum future rental income on the non-cancelable operating leases held in effect as of December 31, 2005 for the next five years are as follows (in thousands):

Year Ending December 31:
2006	$7,556
2007	10,266
2008	10,125
2009	9,260
2010	8,213

Minimum future rental income represents the base rent required to be paid under the terms of the leases exclusive of charges for contingent rents, electrical services, real estate taxes, and operating cost escalations.  There were no contingent rents in 2005.

5.          Concentrations

The following presents rental income (base rent) from tenants who individually represent more than 10% of Three Parkway’s rental revenues for the year ended December 31, 2005 (in thousands):

ExcelleRx, Inc.	$2,877
Reliance Insurance Company	1,653
The City of Philadelphia	1,300
American International Insurance Company	1,110

*****

Independent Auditors’ Report

To the Board of Directors and Stockholders of
Behringer Harvard REIT I, Inc.

We have audited the accompanying statement of revenues and certain operating expenses (the “Historical Summary”) of Resurgens Plaza, an office building located in Atlanta, Georgia (the “Property”), for the year ended December 31, 2005.  This Historical Summary is the responsibility of the Property’s management.  Our responsibility is to express an opinion on the Historical Summary based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary.  We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summary was prepared for purposes of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in this Supplement to Form S-11 of Behringer Harvard REIT I, Inc.) as described in Note 1 to the Historical Summary and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the Historical Summary presents fairly, in all material respects, the revenues and certain operating expenses described in Note 1 to the Historical Summary of the Property for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 6, 2007

Resurgens Plaza
Statements of Revenues and Certain Operating Expenses

For the Nine Months Ended September 30, 2006 (Unaudited) and

For the Year Ended December 31, 2005

(in thousands)

	Nine Months
	Ended September 30,	Year Ended December 31,
	2006	2005
	(unaudited)

Revenues:
Rental revenue	$7,773	$10,657
Tenant reimbursement income	418	540

Total revenues	8,191	11,197

Certain operating expenses:
Property operating expenses	1,384	1,699
Real estate taxes	780	997
General and administrative expenses	309	468
Property management fees	233	324

Total certain operating expenses	2,706	3,488

Revenues in excess of certain operating expenses	$5,485	$7,709

See accompanying notes to statements of revenues and certain operating expenses.

Resurgens Plaza

Notes to the Statements of Revenues and Certain Operating Expenses

For the Nine Months Ended September 30, 2006 (Unaudited) and

For the Year Ended December 31, 2005

1.                              Basis of Presentation

On November 30, 2006, Behringer Harvard REIT I, Inc. (the “Company”) acquired a leasehold interest in a 27-story building containing approximately 400,000 rentable square feet (unaudited) in Atlanta, Georgia (“Resurgens Plaza”).

The statements of revenues and certain operating expenses (the “Historical Summary”) have been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations to be included with certain filings with the SEC. The Historical Summary includes the historical revenues and certain operating expenses of Resurgens Plaza, exclusive of interest income and interest expense, early termination fees, asset management fees, and depreciation and amortization, which may not be comparable to the proposed future operations of Resurgens Plaza.

The statement of revenues and certain operating expenses and notes thereto for the nine months ended September 30, 2006 included in this report are unaudited. In the opinion of the Company’s management, all adjustments necessary for a fair presentation of such statement of revenues and certain operating expenses have been included. Such adjustments consisted of normal recurring items. Interim results are not necessarily indicative of results for a full year.

2.                              Principles of Reporting and Use of Estimates

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenue and certain operating expenses during the reporting period.  Actual results may differ from those estimates.

3.                              Significant Accounting Policies

Revenue Recognition

Resurgens Plaza’s operations consist of rental income earned from its tenants under lease agreements which generally provide for minimum rent payments.  All leases have been accounted for as operating leases.  Rental income is recognized by amortizing the aggregate lease payments on the straight-line basis over the entire terms of the leases, including the effect of any rent holidays, which amounted to an increase in rental income of approximately $293,000 for the nine months ended September 30, 2006 (unaudited) and approximately $528,000 for the year ended December 31, 2005.

Tenant reimbursement income consists of recovery of certain basic operating costs over an established base amount.  Recoveries are recognized as revenue in the period the applicable costs are incurred.

4.         Leases

The aggregate annual minimum future rental income on the non-cancelable operating leases held in effect as of December 31, 2005 are as follows (in thousands):

Year Ending December 31:
2006	$9,517
2007	10,066
2008	10,101
2009	9,464
2010	6,863
Thereafter	11,871
Total	$57,882

Minimum future rental income represents the base rent required to be paid under the terms of the leases exclusive of charges for contingent rents, electrical services, real estate taxes, and operating cost escalations.  There were no contingent rents in 2005.

5.         Concentrations

The following presents rental income (base rent) from tenants who individually represent more than 10% of Resurgens Plaza’s rental revenues for the year ended December 31, 2005 (in thousands):

Epstein, Becker & Green, P.C.	$1,246
Fisher & Phillips LLP	2,020
RSUI Indemnity Company	3,119

6.                          Commitments

Resurgens Plaza has a ground lease for an area on which improvements have been made.  Minimum rental commitments to be paid under non-cancelable operating leases at December 31, 2005 are as follows (in thousands):

Year Ending December 31:
2006	$190
2007	190
2008	190
2009	190
2010	190
Thereafter	6,349
Total	$7,299

*****

Independent Auditors’ Report

To the Board of Directors and Stockholders of
Behringer Harvard REIT I, Inc.

We have audited the accompanying statement of revenues and certain operating expenses (the “Historical Summary”) of Eldridge Place, a building complex located in Houston, Texas (the “Property”), for the year ended June 30, 2006.  This Historical Summary is the responsibility of the Property’s management.  Our responsibility is to express an opinion on the Historical Summary based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary.  We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summary was prepared for purposes of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in this Supplement to Form S-11 of Behringer Harvard REIT I, Inc.) as described in Note 1 to the Historical Summary and is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the Historical Summary presents fairly, in all material respects, the revenues and certain operating expenses described in Note 1 to the Historical Summary of the Property for the year ended June 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 13, 2007

Eldridge Place

Statements of Revenues and Certain Operating Expenses

For the Three Months Ended September 30, 2006 (Unaudited) and

For the Year Ended June 30, 2006

(in thousands)

	Three Months Ended September 30,	Year Ended June 30,
	2006	2006
	(unaudited)
Revenues:
Rental revenue	$2,325	$8,751
Tenant reimbursement income	203	746

Total revenues	2,528	9,497

Certain operating expenses:
Property operating expenses	638	2,278
Real estate taxes	501	1,885
General and administrative expenses	100	482
Property management fees	41	134

Total certain operating expenses	1,280	4,779

Revenues in excess of certain operating expenses	$1,248	$4,718

See accompanying notes to the statements of revenues and certain operating expenses.

Eldridge Place
Notes to the Statements of Revenues and Certain Operating Expenses
For the Three Months Ended September 30, 2006 (Unaudited) and
For the Year Ended June 30, 2006

1.                              Basis of Presentation

On December 13, 2006, Behringer Harvard REIT I, Inc. (the “Company”) acquired a 12-story office building and a 14-story office building containing approximately 519,000 combined rentable square feet (unaudited) in Houston, Texas (“Eldridge Place”).

The statements of revenues and certain operating expenses (the “Historical Summary”) have been prepared for the purpose of complying with the provisions of Article 3-14 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations to be included with certain filings with the SEC. The Historical Summary includes the historical revenues and certain operating expenses of Eldridge Place, exclusive of interest income and interest expense, early termination fees, asset management fees, and depreciation and amortization, which may not be comparable to the proposed future operations of Eldridge Place.

The statement of revenues and certain operating expenses and notes thereto for the three months ended September 30, 2006 included in this report are unaudited. In the opinion of the Company’s management, all adjustments necessary for a fair presentation of such statement of revenues and certain operating expenses have been included. Such adjustments consisted of normal recurring items. Interim results are not necessarily indicative of results for a full year.

2.                              Principles of Reporting and Use of Estimates

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and certain operating expenses during the reporting period.  Actual results may differ from those estimates.

3.                              Significant Accounting Policies

Revenue Recognition

Eldridge Place’s operations consist of rental income earned from its tenants under lease agreements which generally provide for minimum rent payments.  All leases have been accounted for as operating leases.  Rental income is recognized by amortizing the aggregate lease payments on the straight-line basis over the entire terms of the leases, including the effect of any rent holidays, which amounted to an increase in rental income of approximately $92,000 for the three months ended September 30, 2006 (unaudited) and approximately $1.2 million for the year ended June 30, 2006.  Reimbursement income consists of recovery of certain basic operating costs over an established base amount.  Recoveries are recognized as revenue in the period the applicable costs are incurred.

Lease incentives are amortized over the lease-term through annual charges to rental income calculated using the straight-line method.  Rental income was decreased by the amortization of lease incentives of approximately $30,000 and $120,000 for the period ended September 30, 2006 and the year ended June 30, 2006, respectively.

4.                              Leases

The aggregate annual minimum future rental income on the non-cancelable operating leases held in effect as of June 30, 2006 are as follows (in thousands):

Year Ending June 30:
2007	$9,720
2008	10,007
2009	9,673
2010	8,861
2011	7,106
Thereafter	1,795
Total	$47,162

Minimum future rental income represents the base rent required to be paid under the terms of the leases exclusive of charges for contingent rents, electrical services, real estate taxes, and operating cost escalations.  There were no contingent rents in 2006.

5.                              Concentrations

The following presents rental income (base rent) from tenants who individually represent more than 10% of Eldridge Place’s rental revenues for the year ended June 30, 2006 (in thousands):

J. Ray McDermott, Inc.	$4,127
Vericenter, Inc.	1,075

*****